Exhibit 10.2

Execution Version

VOTING AGREEMENT

AGREEMENT (this “Agreement”), dated as of February 24, 2018, between HRG Group, Inc., a Delaware corporation (the “Company”), and CF Turul LLC, a Delaware limited liability company (“Stockholder”).

WHEREAS, in order to induce the Company and Spectrum Brands Holdings, Inc., a Delaware corporation (“Spectrum”) to enter into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”) by and among the Company, Spectrum, HRG SPV Sub I, Inc., a Delaware corporation, and HRG SPV Sub II, LLC, a Delaware limited liability company, Stockholder has agreed to enter into this Agreement with respect to all shares of common stock, par value $0.01 per share, of the Company that Stockholder beneficially owns (the “Shares”) and that certain share of Series A Participating Convertible Preferred Stock of the Company that the Stockholder beneficially owns (the “Preferred Share”).

NOW, THEREFORE, the parties hereto agree as follows:

Article 1
Voting

Section 1.01. Voting. Stockholder hereby agrees to vote or exercise its right to consent with respect to the Preferred Share and all Shares that Stockholder is entitled to vote at the time of any vote or action by written consent to approve the Charter Amendment (as the components thereof may be combined or separately required to be proposed or presented) and the Share Issuance and any actions related thereto at any meeting of the stockholders of the Company (including any proposal to adjourn or postpone such meeting of the stockholders of the Company to a later date), and at any adjournment or postponement thereof, at which any component of the Charter Amendment or the Share Issuance, or such other actions related thereto, are submitted for the consideration and vote of the stockholders of the Company. Stockholder hereby agrees that it will not vote any Shares or the Preferred Share in favor of, or consent to, and will vote against and not consent to, the approval of any (i) Acquisition Proposal, (ii) reorganization, recapitalization, liquidation or winding-up of the Company or any other extraordinary transaction involving the Company, (iii) action, proposal, transaction or agreement that would reasonably be expected to result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement or Stockholder contained in this Agreement or (iv) action, proposal, transaction or agreement, the consummation of which would frustrate the purposes, or prevent, delay or otherwise adversely affect the consummation, of the Merger, the Charter Amendment, the Share Issuance or any of the other transactions contemplated by the Merger Agreement. Notwithstanding anything herein to the contrary, this Section 1.01 shall not require Stockholder to vote or consent (or cause to be voted or consented) any Shares or the Preferred Share to amend the Merger Agreement or take any action that could result in the amendment or modification, or a waiver of a provision therein in any such case, in a manner that (i) reduces the Halley Share Consolidation Ratio or increases the Merger Consideration to be paid to the stockholders of Spectrum in the Merger, (ii) adversely affects the tax consequences to Stockholder with respect to the consideration to be received in the Merger, (iii) alters or changes the form of the Charter Amendment attached as Exhibit A to the Merger Agreement or the obligation for the Company to adopt the Charter Amendment, in each case in a manner materially adverse to Stockholder or (iv) extends the Outside Date or imposes any additional conditions or obligations that would reasonably be expected to delay the consummation of the Merger beyond the Outside Date (each, an “Adverse Amendment”).

Article 2
Representations and Warranties

Stockholder represents and warrants to the Company in Sections 2.01 through 2.05 that:

Section 2.01. Authorization. Stockholder is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. The execution, delivery and performance by Stockholder of this Agreement and the consummation by Stockholder of the transactions contemplated hereby are within the powers of Stockholder and have been duly authorized by all necessary action. This Agreement has been duly and validly executed and delivered by Stockholder and assuming due execution and delivery by the Company, this Agreement constitutes a valid and binding Agreement of Stockholder enforceable against it in accordance with its terms.

Section 2.02. Non-Contravention. The execution, delivery and performance by Stockholder of this agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate the certificate of formation or operating agreement of Stockholder, (ii) violate any applicable law, rule, regulation, judgment, injunction, order or decree, (iii) require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration or to a loss of any benefit to which Stockholder is entitled under any provision of any agreement or other instrument binding on Stockholder or (iv) result in the imposition of any Lien (other than pursuant to this Agreement) on any asset of Stockholder (including the Shares or the Preferred Share), except in the case of each of clauses (i) through (iv) as would not, individually or in the aggregate, reasonably be expected to prevent, delay or otherwise adversely affect the performance by Stockholder of its obligations hereunder or prevent, delay or otherwise adversely affect the consummation of the transactions contemplated by this Agreement. For the avoidance of doubt, Stockholder makes no representation or warranty pursuant to this Section 2.02 with respect to the consummation of the Merger or any consequences thereof.

Section 2.03. Ownership of Shares and the Preferred Share. Stockholder is the beneficial owner of the Shares and the Preferred Share, free and clear of any Lien and any other limitation or restriction (including any restriction on the right to vote or otherwise dispose of the Shares or the Preferred Share), other than (a) pursuant to that certain Securities Purchase Agreement, dated as of May 12, 2011, and (b) transfer restrictions of general applicability as may be provided under the Securities Act or “blue sky” laws of the various states of the United States. None of the Shares or the Preferred Share is subject to any voting trust or other agreement or arrangement with respect to the voting of such Shares or the Preferred Share, respectively. Except pursuant to this Agreement, Stockholder has not entered into any contract granting another Person any contractual right or obligation to purchase or otherwise acquire any of the Shares or the Preferred Share. As of the date hereof, no proxies have been given by Stockholder in respect of any or all of the Shares or the Preferred Share other than proxies which have been validly revoked prior to the date hereof.

Section 2.04. Total Shares. As of the date hereof, Stockholder beneficially owns the Shares and the Preferred Share set forth on the signature page hereto. Except for the Shares and the Preferred Share set forth on the signature page hereto, Stockholder does not beneficially own any (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable or exercisable for shares of capital stock or voting securities or other equity interests of the Company or (iii) options or other rights to acquire from the Company any shares of capital stock or voting securities or other equity interests of the Company or securities convertible into or exchangeable or exercisable for shares of capital stock or voting securities or other equity interests of the Company.

Section 2.05. Finder’s Fees. Except as provided in the Merger Agreement, no investment banker, broker, finder or other intermediary is entitled to a fee or commission from the Company in respect of this Agreement based upon any arrangement or agreement made by or on behalf of Stockholder.

Section 2.06. Representations and Warranties of the Company. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Company represents and warrants to Stockholder that: (a) the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the corporate powers of the Company and have been duly authorized by all necessary corporate action and (b) this Agreement has been duly and validly executed and delivered by the Company and assuming due execution and delivery by Stockholder, this Agreement constitutes a valid and binding Agreement of the Company enforceable against it in accordance with its terms.

Article 3
Covenants of Stockholder and the Company

Stockholder and the Company hereby covenant and agree that:

Section 3.01 No Proxies for or Encumbrances on or Transfer of Shares or the Preferred Share. Stockholder shall not, without the prior written consent of the Company, directly or indirectly, (i) grant any proxies or enter into any voting trust or other agreement or arrangement with respect to the voting of any Shares or the Preferred Share or (ii) sell, assign, transfer, encumber or otherwise dispose of, directly or indirectly, or enter into any contract, option or other arrangement or understanding with respect to the direct or indirect sale, assignment, transfer, encumbrance or other disposition of (collectively, “Transfer”), any Shares or the Preferred Share during the term of this Agreement; provided that, subject to Article XII of the Halley Charter, Stockholder may Transfer Shares or the Preferred Share to an Affiliate of Stockholder so long as such Affiliate delivers to the Company prior to such Transfer a written undertaking, in a form reasonably satisfactory to the Company, that it will be bound by the terms of this Agreement.

Section 3.02 Non-Solicitation.

(a)            Stockholder shall not, shall cause each of its Subsidiaries not to, and shall not authorize or permit any of its Representatives to, directly or indirectly, (i) solicit, initiate or knowingly encourage, induce or facilitate any Acquisition Proposal or any inquiry, proposal or offer that may reasonably be expected to lead to an Acquisition Proposal, (ii) furnish any nonpublic information regarding the Company or afford access to the Company’s business, properties, assets, books or records to, or otherwise knowingly cooperate in any way with, any Third Party that is reasonably expected to make, or is otherwise seeking to make, or has made, an Acquisition Proposal, or (iii) participate in any discussions or negotiations with any Third Party that is reasonably expected to make, or has made, an Acquisition Proposal, regarding an Acquisition Proposal; provided that, notwithstanding anything to the contrary in this Agreement, any such Person may (A) seek to clarify the terms and conditions of any inquiry, proposal or offer to determine whether such inquiry, proposal or offer may reasonably be expected to lead to a Superior Proposal (it being understood that any such communications with any such Third Party shall be limited to the clarification of the original inquiry or proposal made by such Third Party and shall not include (x) any negotiations or similar discussions with respect to such inquiry, proposal or offer or (y) such Person’s view or position with respect thereto) and (B) inform any Person that makes an Acquisition Proposal of the restrictions imposed by the provisions of this Section 3.02. Stockholder shall promptly (but in any event within one (1) Business Day) advise the Company and Spectrum of any Acquisition Proposal received by Stockholder, the material terms and conditions of any such Acquisition Proposal (including any material changes thereto) and the identity of the Person making any such Acquisition Proposal. Without limiting the foregoing, it is agreed that, if any Representative of Stockholder or any of its Subsidiaries takes any action that would constitute a breach of this Section 3.02 if it were authorized or permitted by Stockholder, such action shall constitute a breach of this Section 3.02 by Stockholder, whether or not such action shall have been authorized or permitted by Stockholder or any of its Subsidiaries, unless such Representative has agreed (in any capacity) in a writing enforceable by such party not to take any such action. Notwithstanding the restrictions set forth above in this Section 3.02(a), in the event that Stockholder receives, after the date of this Agreement and prior to obtaining the Halley Stockholder Approval, a bona fide written Acquisition Proposal that did not result from any breach of this Section 3.02 and that the board of directors of the Company determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) to be, or to be reasonably expected to lead to, a Superior Proposal, Stockholder may (1) engage in negotiations with, furnish any information with respect to the Company and its Subsidiaries to, and afford access to the business, properties, assets, books or records of the Company and its Subsidiaries to, the Person or group (and their respective Representatives) making such Acquisition Proposal; provided, that prior to furnishing any such information, Stockholder (x) receives from such Person or group an executed confidentiality agreement containing terms and restrictions that are customary for confidentiality agreements executed in similar circumstances and (y) provides prior written notice to Spectrum and the Company; provided, further, that all such information is provided or made available to Spectrum and the Company (to the extent not previously provided or made available) substantially concurrently with it being provided or made available to such Third Party.

(b)            Notwithstanding anything herein to the contrary, Section 3.02(a) shall not prohibit or limit Stockholder from taking any action (or inaction) that would not constitute a breach by the Company, if taken by the Company, pursuant to Section 5.3 of the Merger Agreement.

(c)            Nothing set forth in this Agreement shall apply to or limit in any way a change of control of Stockholder (or Stockholder’s ultimate publicly traded parent company, as applicable) (whether by virtue of a merger, acquisition, consolidation or other similar transaction).

(d)            Stockholder agrees that, without the prior written consent of Spectrum, neither it nor any of its Affiliates shall purchase, directly or indirectly, any shares of Saturn Common Stock or securities of Spectrum convertible into or exchangeable or exercisable for shares of Saturn Common Stock.

Section 3.03 Waiver of Certain Actions. Stockholder hereby agrees not to commence or participate in, and to take all reasonable actions to opt out of any class in any class action with respect to, any Action, derivative or otherwise, against Spectrum, the Company or any of their respective Affiliates, Subsidiaries or successors (a) challenging the validity of, or seeking to enjoin or delay the operation of, any provision of this Agreement or the Merger Agreement

(including any claim seeking to enjoin or delay the Closing) or (b) to the fullest extent permitted under Law, alleging a breach of any duty of the board of directors of Spectrum or the Company in connection with the Merger Agreement, this Agreement or the transactions contemplated thereby or hereby. Notwithstanding the foregoing, this Section 3.03 shall not apply to limit in any respect the right or ability of a party hereto to enforce the provisions of this Agreement.

Section 3.04. Preferred Share; Certain Agreements. Stockholder and the Company hereby each agree that, effective as of immediately prior to the Charter Amendment Effective Time, but conditioned upon the occurrence of the Charter Amendment Effective Time, (a) Stockholder shall transfer to the Company, and the Company shall acquire from Stockholder, for no additional consideration, the Preferred Share, (b) that certain Securities Purchase Agreement, dated May 12, 2011, by and among Harbinger Group Inc. (as predecessor to the Company), Stockholder, PECM Strategic Funding L.P., Providence TMT Debt Opportunity Fund II, L.P. and Wilton Re Holdings Limited, shall be terminated without liability or obligation of any party thereto and (c) the Company will enter into the Post-Closing Registration Rights Agreement with Stockholder and the other parties thereto.

Section 3.05 Amended and Restated Halley Charter. From and after the Effective Time, the Company shall (i)(A) cooperate with Stockholder and keep Stockholder reasonably informed with regard to any potential transactions involving a repurchase of shares (including by providing notice to Stockholder prior to any repurchase), and (B) not repurchase any shares of capital stock of the Company, in each case, that could cause any “Transfer” of “CF Turul Shares” (as such terms are defined in the Amended and Restated Halley Charter) prior to the “Expiration Date” (as defined in the Amended and Restated Halley Charter) pursuant to the “CF Turul Other Transfer Exceptions” (as defined in the Amended and Restated Halley Charter) to result in an “ownership change” (within the meaning of Section 382(g) of the Code) of the Company, and (ii) not repurchase any shares of capital stock of the Company without taking such action, including under the authority granted to the Company’s board of directors under Section 13.3 of the Amended and Restated Halley Charter, to assure that the number of shares of shares of capital stock that may be “Transferred” (as defined in the Amended and Restated Halley Charter) by Stockholder under the “CF Tural Exceptions” (as defined in the Amended and Restated Halley Charter) is not reduced by reason of such repurchase.

Article 4
Miscellaneous

Section 4.01. Other Definitional and Interpretative Provisions. Unless specified otherwise, in this Agreement the obligations of any party consisting of more than one Person are joint and several. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this

Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Sections are to Sections of this Agreement unless otherwise specified. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. “Acquisition Proposal” and “Superior Proposal” as used in this Agreement shall mean an Acquisition Proposal or Superior Proposal in respect of the Company.

Section 4.02. Further Assurances. The Company and Stockholder will each execute and deliver, or cause to be executed and delivered, all further documents and instruments and use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, to consummate and make effective the transactions contemplated by this Agreement.

Section 4.03. Amendments; Termination. Any provision of this Agreement may be amended or waived if, but only if, (i) Spectrum has provided prior written consent to such amendment or waiver and (ii) such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by the party against whom the waiver is to be effective. This Agreement and all obligations of the parties hereunder shall automatically terminate upon the earliest to occur of (a) the mutual written consent of the parties hereto, (b) the Effective Time, (c) the termination of the Merger Agreement in accordance with its terms, (d) the date of any Adverse Amendment and (e) the date of any Adverse Recommendation Change; provided that, in the case of clause (b), Section 3.05 (and, to the extent applicable, the provisions of this Article IV, and the relevant definitions set forth in this Agreement), shall survive the Effective Time until the “Expiration Date” (as defined in the Amended and Restated Halley Charter).

Section 4.04. Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

Section 4.05. Successors and Assigns; No Third-Party Rights. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto. Except as provided in the immediately following sentence, nothing in this Agreement is intended to confer on any Person (other than the parties hereto, Spectrum and their respective successors and assigns) any rights or remedies of any nature. Notwithstanding the foregoing, the parties hereto agree that Spectrum shall be an express third party beneficiary of this Agreement and, without limiting the generality of the foregoing, shall have the right to enforce this Agreement directly against the parties hereto.

Section 4.06. Governing Law. This Agreement and any claim, controversy or dispute arising under or related thereto, the relationship of the parties hereto, and/or the interpretation and enforcement of the rights and duties of the parties hereto, whether arising at law or in equity, in contract, tort or otherwise, will be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware, without regard to its rules regarding conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby.

Section 4.07. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 4.08. Severability. If any term, provision or covenant of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

Section 4.09. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement is not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof in addition to any other remedy to which they are entitled at law or in equity.

Section 4.10. Capitalized Terms. Capitalized terms used but not defined herein shall have the respective meanings set forth in the Merger Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

HRG GROUP, INC.

By:	/s/ Ehsan Zargar
	Name:	Ehsan Zargar
	Title:	Executive Vice President, General Counsel, Chief Operating Office and Corporate Secretary

CF TURUL LLC

By:	/s/ James K. Noble III
	Name:	James K. Noble III
	Title:	Secretary

Class of Stock	Shares Owned
Common	32,994,740

Series A Convertible Preferred	1